Exhibit 99.1
Warren Ligan or Cindy Klimstra
Investor Relations
+1.408.576.7722
investor_relations@flextronics.com
Renee Brotherton
Vice President, Corporate Communications
+1.408.576.7189
renee.brotherton@flextronics.com
Flextronics Announces Extension of Early Tender/Consent Deadline in its
Partial Tender Offer and Consent Solicitation for its 6 1/2% and 6 1/4% Senior Subordinated Notes
Singapore, June 12, 2009 — Flextronics International Ltd. (NASDAQ: FLEX) announced today that it is extending the Early Tender/Consent Deadline for its previously announced cash tender offer (the “Offer”) to purchase up to $100,000,000 of the aggregate principal amount outstanding of its 6 1/2% Senior Subordinated Notes due 2013 (the “6 1/2% Notes”), and up to $100,000,000 of the aggregate principal amount outstanding of its 6 1/4% Senior Subordinated Notes due 2014 (the “6 1/4% Notes”), and its related consent solicitation (the “Consent Solicitation”) to adopt certain proposed amendments to the restricted payments covenants and certain related definitions contained in each of the indentures under which the Notes were issued. The Early Tender/Consent Deadline has been extended from 5:00 p.m., New York City time, on June 11, 2009 to 5:00 p.m., New York City time, on June 16, 2009, unless further extended or earlier terminated.
The expiration time of the Offer remains 12:00 midnight, New York City time, on June 25, 2009, unless extended or earlier terminated (such date and time, as the same may be extended, the “Expiration Time”).
Holders that wish to receive an early tender premium (the “Early Tender Premium”) of $30.00 per $1,000 principal amount of Notes and a consent fee (the “Consent Fee”) equal to $10.00 per $1,000 principal amount of Notes must validly tender their Notes prior to the Early Tender/Consent Deadline.
Holders that validly tender their Notes after the Early Tender/Consent Deadline and prior to the Expiration Time will be eligible to receive only the applicable Base Offer Consideration set forth in the table below. In addition to the Total Consideration set forth in the table below or the Base Offer Consideration, as the case may be, holders whose Notes are accepted for purchase in the Offer will receive accrued and unpaid interest from and including the last interest payment date up to, but excluding, the date on which payment of the Total Consideration or the Base Offer Consideration, as the case may be, for Notes purchased in the Offer is deposited by Flextronics with the depositary, which is expected to occur promptly following the Expiration Time. If the aggregate principal amount of 6 1/2% Notes or 6 1/4% Notes tendered exceeds the $100,000,000 maximum acceptance amount of such Notes, tendering holders of the oversubscribed series of Notes will be subject to proration.
Holders may validly deliver their consents without tendering the related Notes. Holders that validly deliver consents prior to the Early Tender/Consent Deadline, whether or not such holders also tender the related Notes, will be eligible to receive the Consent Fee. Holders that validly tender Notes prior to the Early Tender/Consent Deadline will be deemed to have delivered consents with respect to the aggregate principal amount of the Notes so tendered (and will be eligible to receive the Consent Fee in respect thereof), even if a smaller principal amount is accepted for purchase pursuant to the Offer due to proration.
Holders that have previously validly tendered Notes do not need to re-tender their Notes or take any other action to be eligible to receive the Total Consideration. Holders that have previously validly delivered their consents do not need to re-deliver their consents or take any other action to be eligible to receive the Consent Fee.
As previously announced, the following table provides information with respect to the Offer and the Consent Solicitation and summarizes the Base Offer Consideration, Early Tender Premium, Consent Fee and Total Consideration that may be payable:

		Aggregate
		Principal	Maximum
Title of	CUSIP	Amount	Acceptance	Base Offer	Early Tender		Total
Security	Number	Outstanding	Amount	Consideration(1)	Premium(1)	Consent Fee(1)	Consideration(1)
6 1/2% Senior Subordinated Notes due 2013	33938EAJ6	$399,622,000	$100,000,000	$960.00	$30.00	$10.00	$1,000.00
6 1/4% Senior Subordinated Notes due 2014	33938EAN7	$402,090,000	$100,000,000	$910.00	$30.00	$10.00	$950.00

(1)	Per $1,000 principal amount of Notes
Except as described above, all other terms and conditions of the Offer and the Consent Solicitation remain in full force and effect. The complete terms and conditions of the Offer and the Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated May 29, 2009 and the accompanying Consent and Letter of Transmittal, copies of which may be obtained by contacting U.S. Bank National Association as the Information Agent at (800) 934-6802, #7, #7 (toll free) or (651) 495-4738.
The Company has engaged Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. to serve as Dealer Managers for the Offer and as Solicitation Agents for the Consent Solicitation. Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. can be contacted at (212) 538-1861 (collect) or (800) 820-1653 (toll free) and (212) 250-6008 (collect) or (866) 627-0391 (toll free), respectively.
This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell any securities nor a solicitation of consents. The Offer and the Consent Solicitation are being made solely pursuant to and on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated May 29, 2009 and the accompanying Consent and Letter of Transmittal. The Offer and the Consent Solicitation are being made solely to such persons and in such jurisdictions as are permitted under applicable law. No recommendation is made as to whether holders of the Notes should tender their Notes or give consents.
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer, industrial, infrastructure, medical and mobile OEMs. With fiscal year 2009 revenues of US$30.9 billion, Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.
Safe Harbor Statement
Certain statements made in this press release, other than statements of historical fact, are, or may be deemed to be, forward-looking statements. The words “will,” “may,” “designed to,” “believe,” “should,” “anticipate,” “plan,” “expect,” “intend,” “estimate” and similar expressions identify forward-looking statements, which speak only as of the date of this press release. These statements include Flextronics’s plan to purchase up to 25% of the principal amount of each series of Notes in the Offer. These statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the expectations expressed in the forward-looking statements. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include those described in its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, as well as in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Given these risks and uncertainties, the reader should not place undue reliance on these forward-looking statements.
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